Exhibit 10.1
AGREEMENT TO TERMINATE
CREDIT AGREEMENT

AGREEMENT TO TERMINATE THE CREDIT AGREEMENT (this “Termination Agreement”) is made and entered into as of the 30th day of July, 2019, among BLUE CAPITAL REINSURANCE HOLDINGS LTD. (the “Company”), and Endurance Specialty Insurance Ltd. (successor in law to Endurance Investments Holdings Ltd., the “Lender”).

WHEREAS, the Company and the Lender are parties to that certain Credit Agreement, dated as of May 6, 2016 as amended on July 31, 2018 (together, the “Credit Agreement”), pursuant to which the Lender has extended credit to the Company on the terms set forth therein;
WHEREAS, the Company and Lender have agreed to terminate the Credit Agreement and amend the Commitment Termination Date (as such term is defined in the Credit Agreement);
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Definitions. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

2.	Amendment to Credit Agreement. The definition of “Commitment Termination Date” is hereby amended to read in its entirety as follows:
“Commitment Termination Date” means July 30, 2019.

3.
No Waiver. Nothing contained herein shall be deemed to (i) constitute a waiver of any Default or Event of Default that may heretofore or hereafter occur or have occurred and be continuing or, except as expressly provided herein, to otherwise modify any provision of the Credit Agreement, or (ii) give rise to any defenses or counterclaims to the Lender’s right to compel payment of the Outstandings when due or to otherwise enforce its rights and remedies under the Credit Agreement.

4.
Governing Law. This Termination Agreement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Termination Agreement, the Credit Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Laws of Bermuda.

5.
Counterparts; Integration; Effectiveness. This Termination Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Termination Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received a counterpart hereof that bears the signature of the Company. Delivery of an executed counterpart of a signature page of this Termination Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Termination Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BLUE CAPITAL REINSURANCE HOLDINGS LTD.
By:	/s/ MICHAEL J MCGUIRE

Name:	Michael J. McGuire
Title:	Chief Executive Officer

ENDURANCE SPECIALTY INSURANCE LTD.
By:	/s/ John V. Del Col

Name:	John V. Del Col
Title:	Director